Exhibit 99.1

United Fire Reports Second Quarter 2012 Results

•	Net income of $0.58 per diluted share for the second quarter of 2012, compared with net loss per diluted share of $0.69 for the second quarter of 2011.

•	Operating income(1) of $0.56 per share for the second quarter of 2012, compared with operating loss of $0.71 per share for the second quarter of 2011.

•	Book value per share at $28.91, up $1.62 per share or 5.9 percent from December 31, 2011.

CEDAR RAPIDS, IOWA - August 6, 2012 - United Fire Group, Inc. (NASDAQ: UFCS) today reports our financial results for the second quarter of 2012.

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands Except Shares and Per Share Data)	2012	2011	Change %	2012	2011(1)	Change %
Revenue Highlights
Net premiums earned	$170,090	$152,210	11.7%	$331,593	$266,414	24.5%
Net investment income	28,749	27,741	3.6	57,895	54,804	5.6
Total revenues	199,646	181,804	9.8	393,345	325,880	20.7
Income Statement Data
Operating income (loss) (2)	$14,349	$(18,645)	177.0%	$31,717	$(14,559)	NM(3)
After-tax realized investment gains	367	731	(49.8)	2,183	2,455	(11.1)
Net income (loss)	$14,716	$(17,914)	182.1%	$33,900	$(12,104)	NM(3)
Diluted Earnings Per Share Data
Operating income (loss) (2)	$0.56	$(0.71)	178.9%	$1.24	$(0.56)	NM(3)
After-tax realized investment gains	0.02	0.02	—	0.09	0.10	(10.0)
Net income (loss)	$0.58	$(0.69)	184.1%	$1.33	$(0.46)	NM(3)
Catastrophe Data
Pre-tax catastrophe losses (2)	$11,955	$36,851	(67.6)%	$26,053	$53,082	(50.9)%
Effect on after-tax earnings per share	0.30	0.92	(67.4)%	0.66	1.32	(50.0)%
Effect on combined ratio	7.8%	26.5%	(70.6)%	8.7%	22.0%	(60.5)%

Combined ratio	96.3%	131.7%	(26.9)%	95.1%	121.0%	(21.4)%
Return on equity				9.47%	(3.41)%	NM(3)
Cash dividends declared per share	$0.15	$0.15	—	$0.30	$0.30	—
Diluted weighted average shares outstanding	25,558,048	26,101,842	(2.1)%	25,579,099	26,148,438	(2.2)%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines and reconciles date not prepared in accordance with U.S. GAAP.
(3) Not meaningful

____________
(1) The Measurement of Results section of this release defines and reconciles date not prepared in accordance with U.S. GAAP.

RATE INCREASES, NEW BUSINESS LEAD TO SOLID GROWTH

“Solid growth continued in the second quarter of 2012 for United Fire Group, resulting in a very good quarter," said President and CEO Randy Ramlo. "Net premiums earned are up approximately 12 percent. We are pleased to see a good portion of that growth is the result of rate increases. We continue to experience solid retention rates while also picking up new business from other carriers who are employing across-the-board rate increases, as opposed to using diligent underwriting practices and looking at individual risk characteristics to determine the proper rate increase.

"Catastrophe losses totaled $12.0 million and $26.1 million for the three- and six-month periods ended June 30, 2012, respectively as compared to $36.9 million and $53.1 million for the same periods in 2011. While catastrophe losses were down significantly compared to last year, their effect of 8.7% on our combined ratio is consistent with our expectations for the first six months of this year. The unusually dry weather much of the country has been experiencing has reduced the number of severe storms that normally occur this time of year.

"Our core book of business has performed well during the quarter, with a reduction in non-catastrophe losses incurred. It bears noting that while we are based in the Midwest, United Fire Group does not write crop insurance. We've also neared completion of our effort to reduce our earthquake exposure in the New Madrid fault zone. Additionally, while many of our peers announced reserve strengthening, United Fire's longtime conservative reserving philosophy continues to result in favorable development on prior years' reserves.

"We completed the automation necessary for conversion of Mercer Insurance Group's West Coast business to United Fire Group's systems this quarter, and have started the planning process for moving the East Coast business onto our platforms. Our life subsidiary continues to leverage the Mercer Insurance acquisition by expanding its geographical footprint and writing new business in new states.

"The economy seems to have flattened out, with the number of out-of-business policy cancellations unchanged or slightly down. The Midwest, where we do a great deal of business, seems to be faring better than other regions of the country. However, the ongoing low interest rate environment continues to be a challenge. We are adhering to our investment philosophy of quality and appropriate duration, and working to better manage our invested capital.

“Finally, this quarter we repurchased just over 100,000 shares of stock, choosing to direct most of our capital toward the pursuit of new underwriting opportunities."

Property and Casualty Insurance Segment

For the six months ended June 30, 2012, premium revenues for our property and casualty insurance segment were generated from approximately 90 percent commercial lines business and 10 percent personal lines business. Our top five states for direct premiums written were Iowa, Texas, California, New Jersey and Missouri.

Property & Casualty Insurance Financial Results:	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2012	2011	2012	2011(1)
Revenues
Net premiums written (2)	$180,237	$159,027	$344,870	$269,753
Net premiums earned	$153,914	$139,009	$300,670	$240,773
Investment income, net of investment expenses	11,720	9,451	22,358	18,188
Net realized investment gains
Other-than-temporary impairment charges	(4)	—	(4)	—
All other net realized gains (losses)	(625)	393	555	1,601
Net realized investment gains (losses)	(629)	393	551	1,601
Other income	96	530	196	538
Total Revenues	$165,101	$149,383	$323,775	$261,100

Benefits, Losses and Expenses
Losses and loss settlement expenses	$100,220	$130,124	$187,530	$201,789
Amortization of deferred policy acquisition costs	31,882	41,086	64,295	65,116
Other underwriting expenses	16,153	11,800	34,021	24,526
Total Benefits, Losses and Expenses	$148,255	$183,010	$285,846	$291,431

Income (Loss) before income taxes	$16,846	$(33,627)	$37,929	$(30,331)
Federal income tax expense (benefit)	3,491	(14,053)	7,938	(14,107)
Net income (loss)	$13,355	$(19,574)	$29,991	$(16,224)

GAAP combined ratio:
Net loss ratio	57.3%	67.1%	53.7%	61.8%
Catastrophes - effect on net loss ratio	7.8	26.5	8.7	22.0
Net loss ratio	65.1%	93.6%	62.4%	83.8%
Expense ratio	31.2	38.1	32.7	37.2
Combined ratio	96.3%	131.7%	95.1%	121.0%

Statutory combined ratio: (2)
Net loss ratio	58.1%	67.2%	54.5%	61.9%
Catastrophes - effect on net loss ratio	7.8	26.5	8.7	22.0
Net loss ratio	65.9%	93.7%	63.2%	83.9%
Expense ratio	30.8	30.5	30.9	31.9
Combined ratio	96.7%	124.2%	94.1%	115.8%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•	Net premiums earned increased 11 percent in the second quarter of 2012, compared to the second quarter of 2011, due to:

◦	Organic growth - The increase in our net premiums earned is the result of a combination of rate increases across most lines, modest growth in premium audit collections, and new business writings.

◦
Commercial lines renewal pricing was steady to slightly higher for the third consecutive quarter, with average increases in the mid-single digits. Competitive market conditions continued to ease on renewals, but persisted on new business during the quarter.

◦	Personal lines pricing has improved, with larger mid- to upper-single digit increases for homeowners and smaller increases for personal auto.

◦	Policy retention rates remained strong for both commercial and personal lines.

•
GAAP combined ratio decreased 35.4 percentage points for the three-month period ended June 30, 2012, compared with the same period of 2011. For the six-month period ended June 30, 2012, our combined ratio decreased by 25.9 percentage points as compared to the same period of 2011. These decreases are attributable to the following:

◦
Net loss ratio, a component of the combined ratio, decreased by 28.5 percentage points and 21.4 percentage points in the three- and six-month periods ended June 30, 2012, as compared to the same periods in 2011. The improvement is due primarily to reduced catastrophe loss experience. In 2011 we incurred significant catastrophe losses from storms that occurred in the southern states and Joplin, Missouri as well as assumed reinsurance losses related to the New Zealand earthquakes and the earthquake and tsunami in Japan.

◦
Expense ratio, a component of the combined ratio, decreased 6.9 percentage points and 4.5 percentage points for the three- and six-month periods ended June 30, 2012, as compared to the same periods in 2011. In 2011 the expenses associated with the acquisition of the Mercer Insurance Group increased the expense ratio reported for the prior year.

•
Accounting rules related to deferred policy acquisition costs - Effective January 1, 2012, we prospectively adopted the change in accounting rules related to deferred policy acquisition costs. As a result of the change, the amount of underwriting expenses eligible for deferral has decreased. After consideration of our normal recovery assessment, which we refer to as a premium deficiency charge, and the amortization pattern of our deferred policy acquisition costs, we recognized approximately $3.5 million and $7.2 million of additional expense in the three- and six-month periods ended June 30, 2012 than we would have recognized had the rules remained the same.

The impact of the new accounting rules on our results for the full year will be influenced by a number of factors including: the volume of premiums written; our assessment of successful acquisition efforts; the profitability of our lines of property and casualty business, which impacts the level of premium deficiency charge recorded; and the normal amortization pattern of these deferred policy acquisition costs, which is generally over one year. The greatest impact will be experienced in the most current quarter as the recorded deferred policy acquisitions costs would amortize to expense in succeeding quarters to offset a portion of the initial impact when assessed on an annual basis. Accordingly, the impact of the new accounting rules on our results reported for the three- and six-month periods ended June 30, 2012 should not be considered to be representative of the impact for the full year.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the six months ended June 30, 2012, according to statutory financial measures that include annuities as premium income, our top five states for business were Iowa, Minnesota, Illinois, Wisconsin and Nebraska.

Life Insurance Financial Results:	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2012	2011	2012	2011
Revenues
Net premiums written (1)	$16,158	$13,169	$30,905	$25,602
Net premiums earned	$16,176	$13,201	$30,923	$25,641
Investment income, net of investment expenses	17,029	18,290	35,537	36,616
Net realized investment gains	1,193	731	2,807	2,176
Other income	147	199	303	347
Total Revenues	$34,545	$32,421	$69,570	$64,780

Benefits, Losses and Expenses
Losses and loss settlement expenses	$6,546	$5,687	$10,720	$10,204
Increase in liability for future policy benefits	8,356	7,880	18,494	16,062
Amortization of deferred policy acquisition costs	2,297	2,646	4,435	4,662
Other underwriting expenses	4,388	2,920	8,514	6,251
Interest on policyholders’ accounts	10,627	10,657	21,283	21,327
Total Benefits, Losses and Expenses	$32,214	$29,790	$63,446	$58,506

Income before income taxes	$2,331	$2,631	$6,124	$6,274
Federal income tax expense	970	971	2,215	2,154
Net income	$1,361	$1,660	$3,909	$4,120
(1) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•
Net income decreased by $0.3 million and $0.2 million in the three- and six-month periods ended June 30, 2012, respectively, as compared to the same periods of 2011 as a result of the following factors:

◦
Net premiums earned increased 22.5 percent and 20.6 percent in the three- and six-month periods ended June 30, 2012, respectively, as compared to the same periods of 2011. This was due to increased sales of our single premium whole life product.

◦
Investment income decreased 6.9 percent and 2.9 percent in the three- and six-month periods ended June 30, 2012, respectively, as compared to the same periods of 2011. Interest rates continued to remain at historically low levels, reducing both our investment income and margin on earnings. We are maintaining our investment philosophy of purchasing quality investments rated investment grade or better and are more closely matching the duration of our investment portfolio to our liabilities. Additionally, we regularly review our annuity products to ensure we are pricing them appropriately for this low interest rate environment.

◦
Loss and loss settlement expenses increased 15.1 percent and 5.1 percent in the three- and six-month periods ended June 30, 2012, respectively, as compared to the same periods of 2011, due to an increase in both annuity benefits and traditional life insurance death benefits.

◦
Increase in liability for future policy benefits increased 6.0 percent and 15.1 percent in the three- and six-month periods ended June 30, 2012, respectively, as compared to the same periods of 2011, due to an increase in sales as mentioned above and the demographics of our insureds.

•
Deferred annuity deposits decreased 13.0 percent for the three-month period ended June 30, 2012 and increased 13.0 percent for the six-month period ended June 30, 2012, as compared with the same periods in 2011; this reflects the impact on pricing of the low interest rate environment. While deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned, they do generate investment income.

•
Net cash outflow related to our annuity business was $5.3 million and $5.6 million in the three- and six-month periods ended June 30, 2012, compared to a net cash inflow of $3.6 million and a net cash outflow of $2.6 million in the same periods of 2011. We attribute this to the activity described in the prior bullet point.

Consolidated Investment Results

Net investment income was $28.7 million and $57.9 million, (which represents an increase of 3.6 percent and 5.6) percent for the three- and six-month periods ended June 30, 2012, as compared with the same periods of 2011. The improvement in net investment income is related to increases of $1.0 million and $2.0 for three- and six-month periods ended June 30, 2012 for the change in value of our investments that are accounted for under equity method of accounting.

Net realized investment gains were $0.6 million and $3.4 million in the three- and six-month periods ended June 30, 2012, respectively, as compared to $1.1 million and $3.8 million for the same periods in 2011.

Net unrealized investment gains totaled $136.7 million as of June 30, 2012, an increase of $12.3 million, net of tax, or 9.9 percent, since December 31, 2011. The increase in unrealized gains was driven by an increase in the fair value of both our fixed maturity and equity portfolios.

Stockholders' Equity

As of June 30, 2012, the book value per share of our common stock was $28.91 compared to $27.29 at December 31, 2011. The increase was primarily attributable to net income of $33.9 million and unrealized investment appreciation of $12.3 million, net of tax and less stockholder dividends of $7.6 million.

As of June 30, 2012, under our share repurchase program, we purchased 101,901 shares for $2.1 million, for an average price per share of $20.94. In May 2012, we were authorized by the Board of Directors to purchase an additional one million shares of common stock. The Board also extended the program until August 2014.

Measurement of Results
Our consolidated financial statements are prepared on the basis of GAAP. We also prepare financial statements for each of our insurance subsidiaries based on statutory accounting principles that are filed with insurance regulatory authorities in the states where they do business.
Management evaluates our operations by monitoring key measures of growth and profitability. The following provides further explanation of the key measures management uses to evaluate the results:
Premiums written is a statutory measure of our overall business volume. Premiums written is an important measure of business production for the period under review. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. For the property and casualty insurance segment there are no differences between direct statutory premiums written and direct premiums written under GAAP. However, for the life insurance segment, deferred annuity deposits (i.e., sales) are included in direct statutory premiums written, whereas they are excluded for GAAP.
Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts.

(In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011(1)
Net premiums written	$196,395	$172,196	$375,775	$295,355
Net change in unearned premium	(26,078)	(20,453)	(41,306)	(29,543)
Net change in prepaid reinsurance premium	(227)	467	(2,876)	602
Net premiums earned	$170,090	$152,210	$331,593	$266,414
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
Combined ratio is a commonly used statutory financial measure of property and casualty underwriting performance. A combined ratio below 100.0 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”).
When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.
When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned and the expense ratio is calculated by dividing underwriting expenses by net premiums written.
Operating income is a commonly used Non-GAAP financial measure of net income excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011(1)
Net income (loss)	$14,716	$(17,914)	$33,900	$(12,104)
After-tax realized investment gains	(367)	(731)	(2,183)	(2,455)
Operating income (loss)	$14,349	$(18,645)	$31,717	$(14,559)
Diluted earnings (loss) per share	0.58	(0.69)	1.33	(0.46)
Diluted operating income (loss) per share	0.56	(0.71)	1.24	(0.56)
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.

Catastrophe losses is a commonly used Non-GAAP financial measure, which utilize the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25.0 million or more in U.S. industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophe”). In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, we believe are, or will be, material to our operations, either in amount or in number of claims made. Management, at times, may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
ISO catastrophes	$10,061	$34,480	$24,049	$38,646
Non-ISO catastrophes (1)	1,894	2,371	2,004	14,436
Total catastrophes	$11,955	$36,851	$26,053	$53,082
(1) This number includes international assumed losses.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $375.8 million for the six-month period ended June 30, 2012, and our market capitalization was $542.5 million at June 30, 2012.

Through our subsidiaries, we are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by more than 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 36 states, represented by more than 900 independent life agencies and rated an "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.unitedfiregroup.com.

Contacts:

Randy A. Ramlo, President/CEO or Dianne M. Lyons, Vice President/CFO, 319-399-5700

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 15, 2012 and in our report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

Supplemental Tables

The following table displays our consolidated results of operations for the three-month and six-month periods ended June 30, 2012 and 2011.

Income Statement:	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2012	2011	2012	2011(1)
Revenues
Net premiums written (2)	$196,395	$172,196	$375,775	$295,355
Net premiums earned	$170,090	$152,210	$331,593	$266,414
Investment income, net of investment expenses	28,749	27,741	57,895	54,804
Other-than-temporary impairment charges	(4)	—	(4)	—
All other realized gains	568	1,124	3,362	3,777
Net realized investment gains	564	1,124	3,358	3,777
Other income	243	729	499	885
Total Revenues	$199,646	$181,804	$393,345	$325,880

Benefits, Losses and Expenses
Losses and loss settlement expenses	$106,766	$135,811	$198,250	$211,993
Increase in liability for future policy benefits	8,356	7,880	18,494	16,062
Amortization of deferred policy acquisition costs	34,179	43,732	68,730	69,778
Other underwriting expenses	20,541	14,720	42,535	30,777
Interest on policyholders’ accounts	10,627	10,657	21,283	21,327
Total Benefits, Losses and Expenses	$180,469	$212,800	$349,292	$349,937

Income (loss) before income taxes	19,177	(30,996)	44,053	(24,057)
Federal income tax expense (benefit)	4,461	(13,082)	10,153	(11,953)
Net income (loss)	$14,716	$(17,914)	$33,900	$(12,104)
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our consolidated financial condition at June 30, 2012 and December 31, 2011.

Balance Sheet:	June 30, 2012	December 31, 2011
(In Thousands)
Total invested assets:
Property and casualty segment	$1,323,303	$1,257,357
Life insurance segment	1,707,417	1,650,651
Total cash and investments	3,132,698	3,052,535
Total assets	3,741,263	3,618,924
Future policy benefits and losses, claims and loss settlement expenses	$2,464,469	$2,421,332
Total liabilities	3,005,901	2,922,783
Net unrealized investment gains, after-tax	$136,668	$124,376
Total stockholders’ equity	735,362	696,141

Property and casualty insurance statutory capital and surplus (1) (2)	$596,391	$565,843
Life insurance statutory capital and surplus (2)	166,334	167,174
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) The Measurement of Results section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our net premiums written by line of business:

Three Months Ended June 30,	2012	2011
(In Thousands)
Net Premiums Written
Commercial lines:
Other liability (1)	$58,586	$49,965
Fire and allied lines (2)	37,322	34,383
Automobile	39,709	35,595
Workers’ compensation	18,639	14,745
Fidelity and surety	6,023	5,044
Miscellaneous	263	234
Total commercial lines	$160,542	$139,966

Personal lines:
Fire and allied lines (3)	$10,764	$10,399
Automobile	5,309	5,024
Miscellaneous	250	245
Total personal lines	$16,323	$15,668
Reinsurance assumed	3,372	3,393
Total	$180,237	$159,027
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following table displays our net premiums written by line of business excluding and including the results of Mercer Insurance Group after the March 28, 2011 acquisition date:

Six Months Ended June 30,	2012	2011	2012	2.011
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums
Net Premiums Written
Commercial lines:
Other liability (1)	$76,738	$64,695	$110,104	$80,258
Fire and allied lines (2)	58,252	53,080	72,887	60,331
Automobile	59,170	52,141	74,543	59,976
Workers’ compensation	36,393	28,703	40,368	29,984
Fidelity and surety	9,448	8,390	10,011	8,539
Miscellaneous	552	460	552	460
Total commercial lines	$240,553	$207,469	$308,465	$239,548

Personal lines:
Fire and allied lines (3)	$12,836	$12,421	$20,039	$16,220
Automobile	8,594	7,976	10,678	8,985
Miscellaneous	310	290	484	384
Total personal lines	$21,740	$20,687	$31,201	$25,589
Reinsurance assumed	5,204	4,616	5,204	4,616
Total	$267,497	$232,772	$344,870	$269,753
(1) “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(2) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(3) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following tables display our net premiums earned, losses and loss settlement expenses and loss ratio by line of business:

Three Months Ended June 30,	2012			2011
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$48,597	$19,866	40.9%	$29,021	$10,629	36.6%
Fire and allied lines	32,245	31,489	97.7	44,270	67,009	151.4
Automobile	33,089	27,919	84.4	29,891	17,697	59.2
Workers' compensation	16,853	7,835	46.5	13,457	11,668	86.7
Fidelity and surety	4,118	(311)	(7.6)	3,844	28	0.7
Miscellaneous	245	63	25.7	208	168	80.8
Total commercial lines	$135,147	$86,861	64.3%	$120,691	$107,199	88.8%

Personal lines
Fire and allied lines	$10,079	$7,257	72.0%	$9,789	$17,310	176.8%
Automobile	5,056	4,301	85.1	4,918	4,107	83.5
Miscellaneous	234	(69)	(29.5)	222	101	45.5
Total personal lines	$15,369	$11,489	74.8%	$14,929	$21,518	144.1%
Reinsurance assumed	$3,398	$1,870	55.0%	$3,389	$1,407	41.5%
Total	$153,914	$100,220	65.1%	$139,009	$130,124	93.6%

Six Months Ended June 30,	2012			2011(1)
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$94,717	$42,214	44.6%	$56,950	$21,810	38.3%
Fire and allied lines	63,791	57,331	89.9	68,168	86,677	127.2
Automobile	64,698	51,188	79.1	52,585	31,355	59.6
Workers' compensation	32,462	13,327	41.1	25,095	21,559	85.9
Fidelity and surety	8,415	(355)	(4.2)	7,905	19	0.2
Miscellaneous	477	64	13.4	411	385	93.7
Total commercial lines	$264,560	$163,769	61.9%	$211,114	$161,805	76.6%

Personal lines
Fire and allied lines	$20,232	$10,875	53.8%	$16,036	$19,509	121.7%
Automobile	10,185	7,437	73.0	8,662	5,970	68.9
Miscellaneous	456	116	25.4	345	103	29.9
Total personal lines	$30,873	$18,428	59.7%	$25,043	$25,582	102.2%
Reinsurance assumed	$5,237	$5,333	101.8%	$4,616	$14,402	NM(2)
Total	$300,670	$187,530	62.4%	$240,773	$201,789	83.8%
(1) The information presented for 2011 includes Mercer Insurance Group's results after the March 28, 2011 acquisition date.
(2) Not meaningful